Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
F5 Networks de Argentina SRL	Argentina
F5 Networks Australia Pty. Ltd.	Australia
FCINCO REPRESENTAÇÕES DO BRASIL LTDA	Brazil
Magnifire Networks Ltd.	British Virgin Islands
F5 Networks Canada Ltd.	Canada
F5 Network Chile Limitada	Chile
F5 Networks Colombia S.A.S.	Colombia
F5 Networks SARL	France
F5 Networks GmbH	Germany
F5 Networks Hong Kong Ltd.	Hong Kong
F5 Networks (Israel) Ltd.	Israel
Traffix Communication Systems Ltd. (Israel)	Israel
Versafe Ltd.	Israel
F5 Networks SRL	Italy
F5 Networks Japan K.K.	Japan
F5 Networks Korea Ltd.	Korea
F5 Network Mexico S de RL de CV	Mexico
F5 Networks Benelux B.V.	Netherlands
F5 Networks New Zealand Ltd.	New Zealand
F5 Networks China	People's Republic of China
F5 Networks LLC	Russia
F5 Networks Singapore Pte. Ltd.	Singapore
F5 Networks Iberia SL	Spain
F5 Networks Ltd.	United Kingdom
Acopia Networks, Inc.	Delaware, U.S.A.
Defense.net, Inc.	Delaware, U.S.A.
F5 RO, Inc.	Washington, U.S.A.
LineRate Systems, Inc	Delaware, U.S.A.
MagniFire Websystems, Inc.	Delaware, U.S.A.
Swan Labs Corporation	Delaware, U.S.A.
Traffix Systems, Inc.	Delaware, U.S.A.
Versafe, Inc.	Delaware, U.S.A.